UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Core-Mark Holding Company, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Core-Mark Holding Company, Inc.

395 Oyster Point Blvd., Suite 415

South San Francisco, California 94080

www.core-mark.com

April 28, 2008

Dear Fellow Stockholders:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Core-Mark Holding Company, Inc. (Core-Mark) to be held at 2:00 p.m. PDT on Tuesday, June 3, 2008 at the Hyatt Regency San Francisco Airport Hotel, 1333 Bayshore Highway, Burlingame, California 94010. You will find directions to the meeting on the back cover of the accompanying Proxy Statement.

The notice of meeting and Proxy Statement describe the matters to be acted upon at the meeting. We will also report on matters of interest to Core-Mark stockholders.

Your vote is important. Whether or not you plan to attend the Annual Meeting in person, we encourage you to vote so that your shares will be represented and voted at the meeting. You may vote by proxy by completing and mailing the enclosed proxy card in the return envelope provided. If you do not vote by mail, you still may attend the Annual Meeting and vote in person.

Thank you for your continued support of Core-Mark.

Sincerely,

/s/ Randolph I. Thornton	/s/ J. Michael Walsh
Randolph I. Thornton	J. Michael Walsh
Director and Chairman of the Board	President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Core-Mark Holding Company, Inc.

395 Oyster Point Blvd., Suite 415

South San Francisco, California 94080

April 28, 2008

The 2008 Annual Meeting of Stockholders of Core-Mark Holding Company, Inc. (Core-Mark) will be held as follows:

DATE:	Tuesday, June 3, 2008

TIME:	2:00 p.m. PDT

LOCATION:	Hyatt Regency San Francisco Airport Hotel 1333 Bayshore Highway Burlingame, CA 94010

PURPOSE:	To consider and act upon the following proposals:

	1.	The election of directors;

	2.	The ratification of the selection of the independent registered public accounting firm; and

	3.	Such other business as may properly come before the meeting.

Shares represented by properly executed proxies that are hereby solicited by the Board of Directors of Core-Mark will be voted in accordance with the instructions specified therein. Shares represented by proxies that are not limited to the contrary will be voted in favor of the election as directors of the persons nominated in the accompanying Proxy Statement and in favor of Proposal 2.

Stockholders of record at the close of business on April 7, 2008 will be entitled to vote at the meeting.

By order of the Board of Directors,

/s/ Gregory Antholzner

Gregory Antholzner

Vice President—Finance, Treasurer and Assistant Secretary

It is important that your shares be represented and voted,

whether or not you plan to attend the meeting.

YOU CAN VOTE BY PROXY:

1.	BY MAIL:

Promptly return your signed and dated proxy/voting instruction card in the enclosed envelope.

2.	IN PERSON:

You may attend the Annual Meeting and vote in person.

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 3, 2008

CORE-MARK HOLDING COMPANY, INC.

395 Oyster Point Blvd., Suite 415

South San Francisco, California 94080

GENERAL INFORMATION

Proxy Solicitation

These proxy materials are being mailed or otherwise sent to stockholders of Core-Mark Holding Company, Inc. (Core-Mark or the Company) on or about April 28, 2008 in connection with the solicitation of proxies by the Board of Directors for Core-Mark’s Annual Meeting of Stockholders to be held at 2:00 p.m. PDT on Tuesday, June 3, 2008 at the Hyatt Regency San Francisco Airport Hotel, 1333 Bayshore Highway, Burlingame, California 94010. Directors, officers and other Core-Mark employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed by Core-Mark for their reasonable expenses.

Stockholders Entitled to Vote

Stockholders of record at the close of business on April 7, 2008 are entitled to notice of and to vote at the meeting. As of such date, there were 10,535,767 shares of Core-Mark common stock outstanding, each entitled to one vote.

How to Vote

Shareowners of record described below may cast their votes by proxy by:

(1)	signing, completing and returning the enclosed proxy card in the enclosed postage-paid envelope; or

(2)	attending the Annual Meeting and voting in person.

Revocation of Proxies

A proxy may be revoked at any time before it is voted by delivering written notice of revocation to the Director of Investor Relations of Core-Mark at the address set forth above, by delivering a proxy bearing a later date or by voting in person at the meeting.

Quorum-Required Vote

The holders of a majority of the shares entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum. Abstentions and shares that brokers do not have the discretionary authority to vote on a matter in the absence of timely instructions from the beneficial owners (broker non-votes) are treated as present for the purposes of determining a quorum.

Directors are elected by a plurality of the votes of shares present in person or represented by proxy at the meeting and entitled to vote. Abstentions and broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote.

Ratification of the selection of our independent registered public accounting firm (Proposal 2) requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Under Delaware law, in determining whether Proposal 2 has received the requisite number of affirmative votes, abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a negative vote. Broker non-votes on Proposal 2 are not counted or deemed present or represented for purposes of determining whether stockholders have approved that proposal.

Other Matters

The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy will vote on such matters in accordance with their best judgment.

Additional Information

Additional information regarding the Company appears in our Annual Report on Form 10-K for the year ended December 31, 2007, which accompanies this Proxy Statement.

OWNERSHIP OF CORE-MARK COMMON STOCK

Securities Owned by Certain Beneficial Owners

The following table sets forth certain information as of April 7, 2008 regarding the beneficial ownership of shares of our common stock by: (i) each person or entity known to us to be the beneficial owner of more than 5% of our common stock; (ii) each of our named executive officers; (iii) each member of our board of directors; and (iv) all members of our board of directors and executive officers as a group.

Except as otherwise noted below, each of the following individual’s address of record is c/o Core-Mark Holding Company, Inc., 395 Oyster Point Boulevard, Suite #415, South San Francisco, California 94080.

Beneficial ownership is determined in accordance with the rules of the U.S. Securities and Exchange Commission (SEC). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options or warrants or the conversion of other securities held by that person that are currently exercisable or convertible, or are exercisable or convertible within 60 days of April 7, 2008, are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for the purposes of computing percentage ownership of each other stockholder.

	Securities Beneficially Owned
Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Outstanding
Principal Securityholders:
Third Point, LLC[1]	1,064,200	10.1%
Giovine Capital Group, LLC[2]	910,171	8.6%
Loeb Partners Corp.[3]	775,944	7.4%
Wynnefield Capital Management, LLC[4]	761,972	7.2%
Post Confirmation Trust of Fleming Companies, Inc.[5]	618,626	5.9%
Barclays Global Investors, N.A.[6]	562,243	5.3%
Directors and Named Executive Officers:
J. Michael Walsh[7]	134,898	1.3%
Stacy Loretz-Congdon[7]	16,628	*
Basil P. Prokop[7]	93,891	*
Christopher Walsh[7]	79,167	*
Thomas B. Perkins[7]	61,111	*
Robert A. Allen[8]	7,500	*
Stuart W. Booth[8]	6,874	*
Gary F. Colter[8]	7,500	*
L. William Krause[8]	6,874	*
Harvey L. Tepner[8]	7,500	*
Randolph I. Thornton[8]	7,500	*
All directors and executive officers as a group (15 persons)	508,821	4.6%

*	Represents beneficial ownership of less than 1%.
[1]	The address of Third Point LLC is 390 Park Avenue, 18th Floor, New York, New York 10022. Shares represent the shared voting and disposition power of Third Point LLC, Third Point Offshore Fund, Ltd. and Mr. Daniel Loeb. Share amounts listed are derived from Third Point LLC’s Schedule 13G/A filing with the SEC on February 13, 2008.
[2]	The address of Giovine Capital Group, LLC is 1333 2nd Street, Suite 650, Santa Monica, California 90401. Giovine Capital Group LLC serves as investment adviser and management company to several investment funds and managed accounts with respect to shares directly owned by the funds and possesses shared voting and disposition power. Mr. Thomas A. Giovine serves as managing member of Giovine Capital Group and may be deemed to beneficially own the shares. Share amounts listed are derived from Giovine Capital Group, LLC’s Schedule 13F filing with the SEC on February 14, 2008.
[3]	The address of Loeb Partners Corporation is 61 Broadway, New York, New York. 10006. Shares represent those held by Loeb Partners Corporation, Loeb Arbitrage Fund, Loeb Offshore Fund Ltd., Loeb Marathon Fund LP, Loeb Marathon Offshore Fund, Ltd., Loeb Arbitrage B Fund LP and Loeb Offshore B Fund Ltd. Share amounts listed are derived from Loeb Partners Corporation’s Schedule 13D filing with the SEC on March 11, 2008.

[4]	The address of Wynnefield Capital Management, LLC is 450 Seventh Avenue, Suite 509, New York, New York 10123. Shares represent those owned by Wynnefield Partners Small Cap Value, L.P., Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Capital, Inc. Profit Sharing Plan, Wynnefield Capital Management, LLC and Wynnefield Capital, Inc., Mr. Nelson Obus and Mr. Joshua Landes exercise voting and investment control over such shares and may be deemed to beneficially own the shares. Share amounts listed are derived from Wynnefield Partners Small Cap Value, L.P.’s Schedule 13D/A filing with the SEC on March 26, 2008.
[5]	The address of Post Confirmation Trust of Fleming Companies, Inc. (the “PCT”) is P.O Box 1297, Oklahoma City, OK. 73101. Pursuant to Core-Mark’s emergence from bankruptcy in August 2004, the company issued an aggregate of 9,800,000 shares of its common stock to the PCT in exchange for the stock of Core-Mark International, Inc. and its subsidiaries. According to the Company’s stock records, the PCT has distributed 9,181,374 shares of our common stock to certain of Fleming Companies, Inc. creditors and continues to hold 618,626 shares that are subject to future distribution to Fleming’s creditors as claims are resolved.
[6]	The address of Barclays Global Investors, N.A. is 45 Fremont Street, San Francisco, California 94105. Shares represent those held by Barclays Global Investors, N.A. and Barclays Global Fund Advisors. Share amounts listed are derived from Barclays Global Investors, N.A.’s Schedule 13G filed with the SEC on February 5, 2008.
[7]	Includes beneficial ownership of aggregate options and restricted stock units held by such individual and exercisable within 60 days of April 7, 2008 into the following amount of shares: Mr. J.M. Walsh—100,000, Ms. Loretz-Congdon—11,737, Mr. Prokop—91,667, Mr. C. Walsh—79,167, Mr. Perkins—61,111.
[8]	Share amounts represent beneficial ownership of aggregate options held by such individual and exercisable within 60 days of April 7, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Core-Mark’s directors, executive officers and beneficial owners of more than 10% of Core-Mark’s equity securities (10% Owners) to file initial reports of their ownership of Core-Mark’s equity securities and reports of changes in such ownership with the SEC. Directors, executive officers and 10% Owners are required by SEC regulations to furnish Core-Mark with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms and written representations from Core-Mark’s directors, executive officers and 10% Owners, Core-Mark believes that for fiscal year 2007, all of its directors, executive officers and 10% Owners were in compliance with the disclosure requirements of Section 16(a), except that Core-Mark believes that the PCT is currently out of compliance because it is aware of 1,647,838 additional shares having been distributed since the PCT’s most recent filing of a Form 4 with the SEC on January 11, 2006. Based on reports from its transfer agent, as of April 7, 2008 Core-Mark believes the PCT holds approximately 618,626 shares of Core-Mark common stock.

PROPOSAL 1.    ELECTION OF DIRECTORS

The current Board of Directors is made up of seven directors, each of whose term expires at the 2008 Annual Meeting. The following directors have been nominated for re-election to serve for a term of one year until the 2009 Annual Meeting and until their successors have been duly elected and qualified:

Robert A. Allen

Stuart W. Booth

Gary F. Colter

L. William Krause

Harvey L. Tepner

Randolph I. Thornton

J. Michael Walsh

All of the nominees for election have consented to being named in this Proxy Statement and to serve if elected. Presented below is biographical information for each of the nominees.

The Board of Directors recommends that stockholders vote FOR the election of Messrs. Allen, Booth, Colter, Krause, Tepner, Thornton and Walsh.

NOMINEES FOR DIRECTOR

Robert A. Allen, 58, has served as a Director of Core-Mark since August 2004. Mr. Allen was Acting Chief Operating Officer of the Fleming Companies, Inc. from March 2003 to April 2003. From 1998 to 2003, Mr. Allen served as the President and Chief Executive Officer of Core-Mark International, Inc. and President and Chief Operating Officer of Core-Mark International, Inc. from 1996 to 1998. Mr. Allen received a Bachelor of Arts degree from the University of California at Berkeley.

Stuart W. Booth, 57, has served as a Director of Core-Mark since August 2005. Mr. Booth has been employed by Central Garden & Pet Company, a publicly-traded marketer and producer of pet and lawn and garden supplies, since 2002, and is currently its Executive Vice President, Chief Financial Officer and Secretary. During 2001, Mr. Booth served as the Chief Financial Officer of RespondTV, Inc., an interactive television infrastructure and services company. From 1998 to 2000, Mr. Booth was Principal Vice President and Treasurer of Bechtel Group, Inc., an engineering, construction and project management firm. From 1975 to 1998, Mr. Booth served in various financial positions at Pacific Gas & Electric Company and related entities, including as principal financial officer for financial operations, acquisitions and divestitures at PG&E Enterprises. Mr. Booth received a Bachelor of Arts degree in economics from California State University, Chico, and a Masters of Business Administration degree from California State University, San Francisco.

Gary F. Colter, 62, has served as a Director of Core-Mark since August 2004. Mr. Colter has been employed principally by CRS Inc., a corporate restructuring and strategy management consulting company since 2002 and currently serves as its President. Prior to that time, Mr. Colter was employed by KPMG, serving as: Vice Chairman of KPMG Canada from 2001 to 2002; Managing Partner–Global Financial Advisory Services and Member International Executive Team of KPMG International from 1998 to 2000; Vice Chairman–Financial Advisory Services, Chairman and Chief Executive Officer of KPMG Inc. and on the Management Committee of KPMG Canada from 1989 to 1998; and Partner of KPMG Canada and its predecessor, Peat Marwick, from 1975 to 2002. Mr. Colter is a member of the board of directors of Canadian Imperial Bank of Commerce and Owens-Illinois, Inc., and is a Director of PSPIB Destiny, Inc., successor to Retirement Residences Real Estate Investment Trust, which ceased to be a public company in 2007. In addition, Mr. Colter serves as the chair of the audit committee and is a member of the governance committees for all three companies. Mr. Colter received a Bachelor of Arts degree in business administration from the Ivey Business School of the University of Western Ontario. Mr. Colter is a fellow chartered accountant (FCA).

L. William Krause, 65, has served as a Director of Core-Mark since August 2005. Mr. Krause presently serves as President of LWK Ventures, a private investment firm, a position he has held since 1991. Mr. Krause served as Chairman of the Board of Caspian Networks, Inc., a high performance networking systems provider, from April 2002 to September 2006 and as CEO from April 2002 until June 2004. From September 2001 to February 2002, Mr. Krause was Chairman and Chief Executive Officer of Exodus Communications, Inc., which he guided through Chapter 11 Bankruptcy to a sale of assets. He also served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993 when he retired. Presently, Mr. Krause serves on the board of directors of Brocade Communications Systems, Inc., Packeteer, Inc., Sybase, Inc., and TriZetto Group. Mr. Krause received a Bachelor of Science degree in electrical engineering from The Citadel.

Harvey L. Tepner, 51, has served as a Director of Core-Mark since August 2004 and is on the board of the Post Confirmation Trust of the Fleming Companies. Mr. Tepner is a Principal of WL Ross & Co. LLC, a private equity and alternative investment fund manager, having joined WL Ross in February 2008. From 2002 to 2008, Mr. Tepner was a Partner at Compass Advisers, LLP in charge of its investment banking restructuring practice. Prior to that time, Mr. Tepner was a Managing Director of Loeb Partners Corporation from 1995 to 2002, and prior to Loeb, Mr. Tepner worked as an officer in the corporate finance departments of Dillon, Read & Co. Inc. and Rothschild Inc. Mr. Tepner is a Chartered Accountant (Canada) and previously worked for Price Waterhouse in Canada. Mr. Tepner received a Bachelor of Arts degree from Carleton University and a Masters of Business Administration degree from Cornell University.

Randolph I. Thornton, 62, has served as a Director and Chairman of the Board of Directors of Core-Mark since August 2004 and also serves as a member of the board of directors of the Post Confirmation Trust of the Fleming Companies. Mr. Thornton has served as the President and Chief Executive Officer of Comdisco Holding Company, Inc. since August 2004. From May 1970 to February 2004, Mr. Thornton was employed by Citigroup, Inc., most recently serving as a managing director until his retirement from Citigroup, Inc. in February 2004. Mr. Thornton is a member of the board of directors of Comdisco Holding Company, Inc. In addition, Mr. Thornton was a member of the board of directors of Edison Brothers Stores, Inc. from 1997 to 2000 and served as the chair of its audit committee during that time. Mr. Thornton received a Bachelor of Arts degree in history from Lafayette College and a Master of Business Administration degree from Columbia Business School.

J. Michael Walsh, 60, has served as our President and Chief Executive Officer since March 2003 and as a Director since August 2004. From October 1999 to March 2003, Mr. Walsh served as our Executive Vice President—Sales. From April 1991 to January 1996, Mr. Walsh was a Senior Vice President—Operations and was Senior Vice President—U.S. Distribution from January 1996 to October 1999. Before joining Core-Mark, Mr. Walsh served as the Senior Vice President—Operations of Food Services of America. Mr. Walsh received a Bachelor of Science degree in industrial engineering from Texas Tech University and a Master of Business Administration degree from Texas A&M at West Texas.

BOARD OF DIRECTORS

Board of Directors

Our bylaws provide that the size of the board of directors shall be determined from time to time by our board of directors. Our board of directors currently consists of seven members. Each of our executive officers and directors, other than non-employee directors, devotes his or her full time to our affairs. Our non-employee directors devote the amount of time to our affairs as necessary to discharge their duties. Robert A. Allen, Stuart Booth, Gary F. Colter, L. William Krause and Randolph I. Thornton are each independent within the meaning of the rules of the NASDAQ Global Market and collectively constitute a majority of our board of directors.

Committees of the Board of Directors

Pursuant to our bylaws, our board of directors is permitted to establish committees from time to time as it deems appropriate. To facilitate independent director review and to make the most effective use of our directors’ time and capabilities, our board of directors has established the following committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Finance and Investment Committee. The charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are available on our website at http://www.core-mark.com/investorrelations/corpgov.html. Printed copies of these charters may be obtained, without charge, by contacting the Director of Investor Relations, Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, California 94080, telephone 650-589-9445. The membership and function of each committee are described below.

Audit Committee

The audit committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions. The audit committee reviews our financial results, our filings with the Securities and Exchange Commission and the effectiveness of our internal control functions. In addition, it approves the services performed by our independent accountants and reviews their reports regarding our accounting practices and systems of internal accounting controls. The audit committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management. The audit committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and currently consists of Stuart W. Booth, Gary F. Colter and Randolph I. Thornton, each of whom is a non-employee member of our board of directors and is independent within the meaning of the rules of the NASDAQ Global Market and relevant federal securities laws and regulations. Mr. Booth is the Chairman of the audit committee, and he and Mr. Colter qualify as audit committee financial experts as defined under Securities and Exchange Commission rules. We believe the composition of our audit committee meets the criteria for independence under, and the functioning of our audit committee complies with the applicable requirements of the Sarbanes-Oxley Act of 2002 and the current rules of the NASDAQ Global Market.

Compensation Committee

The compensation committee reviews and approves our general compensation policies and recommends to our board of directors the compensation provided to our directors and executive officers. The compensation committee also reviews and determines bonuses for our officers and other employees. In addition, the compensation committee administers our stock option plans and reviews and determines equity-based compensation for our directors, officers, employees and consultants. Under its charter the compensation committee may delegate any such responsibilities to one or more subcommittees of the compensation committee to the extent permitted by applicable law and the applicable rules of the NASDAQ Global Market. The current members of the compensation committee are Gary F. Colter, L. William Krause, Robert A. Allen, and Randolph I. Thornton, each of whom is a non-employee member of our board of directors and independent within the meaning of the rules of the NASDAQ Global Market. Mr. Colter is the Chairman of the compensation committee. We believe that the composition of our compensation committee meets the criteria for independence under, and the functioning of our compensation committee complies with the applicable requirements of, the rules of the NASDAQ Global Market.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to the board of directors regarding candidates for directorships and the size and composition of the board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the board of directors concerning corporate governance matters. The members of the nominating and governance committee are Robert A. Allen, Gary F. Colter, L. William Krause and Randolph I. Thornton and are each independent within the meaning of the rules of the NASDAQ Global Market. Mr. Allen is the Chairman of the nominating and corporate governance committee. We believe that the composition of our nominating and governance committee meets the criteria for independence under, and the functioning of our nominating and corporate governance committee complies with the applicable requirements of, the rules of the NASDAQ Global Market.

Finance and Investment Committee

The finance and investment committee, which was formed in 2006, provides assistance to the board of directors in reviewing and evaluating potential acquisition, divestiture, investment and other strategic opportunities and in sourcing and negotiating such strategic or financial opportunities. In addition, the finance and investment committee is responsible for assisting management and the board of directors in reviewing and evaluating our capital structure, including the appropriate mix of debt and equity and the issuance of dividends, and reporting and making recommendations to the board of directors concerning such capital structure matters. The members of the finance and investment committee are Robert A. Allen, Harvey L. Tepner, Randolph I. Thornton and J. Michael Walsh. Mr. Tepner is the Chairman of the finance and investment committee.

Board, Committee and Annual Meeting Attendance

For the fiscal year ended December 31, 2007, the Board and its Committees held the following aggregate number of regular and special meetings:

Board of Directors	8
Audit Committee	9
Compensation Committee	7
Nominating and Corporate Governance Committee	4
Finance and Investment Committee	8

Each of our directors attended 75% or more of the total number of the meetings of the Board and of the Committees on which he served during the year.

The Board has adopted a policy pursuant to which directors are expected to attend the Annual Meeting of Shareholders in the absence of a scheduling conflict or other valid reason. All of our directors attended the 2007 Annual Meeting.

Director Compensation

We reimburse the members of our board of directors for reasonable expenses in connection with their attendance at board and committee meetings. In addition, non-employee directors receive an annual fee of $30,000 and a fee of $1,500 for each board and committee meeting attended. In addition, the Chairman of the board of directors receives an annual fee of $50,000 as consideration for acting as the Chairman of the board of directors. For 2007, the Chairman of the audit committee, compensation committee, nominating and corporate governance committee and finance and investment committee received an annual fee of $20,000, $7,500, $7,500 and $7,500, respectively, in consideration for acting as the Chairman of the respective committee. The annual fee is paid in equal quarterly installments. Each non-employee director also receives an annual grant of options and an annual grant of restricted stock units under our 2007 Long-Term Incentive Plan (the 2007 Plan). Each grant has an estimated fair value of $15,000 on the date such award was approved by our board of directors. During fiscal 2007, each non-employee director received a grant of 406 restricted stock units and a grant of an option to purchase 1,284 shares of our common stock under our 2007 Plan. The exercise price of the stock options granted to our non-employee directors is based on the closing price our common stock on the date such award was approved by our board of directors. Such options will vest on July 2, 2008, the first anniversary of their date of grant.

The following table shows the compensation paid to our non-employee directors in 2007:

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)[9]	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Robert A. Allen	$78,000	[1]	$7,480	$14,571	[2][10]	—	—	$100,051
Stuart W. Booth	$75,500	[3]	$7,480	$27,954	[4][11]	—	—	$110,934
Gary F. Colter	$79,500	[5]	$7,480	$14,571	[2][10]	—	—	$101,551
L. William Krause	$58,500	[6]	$7,480	$27,954	[4][11]	—	—	$93,934
Harvey L. Tepner	$61,500	[7]	$7,480	$14,571	[2][10]	—	—	$83,551
Randolph I. Thornton	$134,000	[8]	$7,480	$14,571	[2][10]	—	—	$156,051

[1]	Consists of: $30,000 Board retainer, $7,500 Committee Chair retainer (Nominating and Corporate Governance Committee), and attendance at 27 meetings (at $1,500 per meeting).
[2]	Director held 7,500 vested and 1,284 unvested options, and 406 unvested restricted stock units as of December 31, 2007.
[3]	Consists of: $30,000 Board retainer, $20,000 Committee Chair retainer (Audit Committee), and attendance at 17 meetings (at $1,500 per meeting).
[4]	Director held 5,624 vested and 3,160 unvested options, and 406 unvested restricted stock units as of December 31, 2007.
[5]	Consists of: $30,000 Board retainer, $7,500 Committee Chair retainer (Compensation Committee), and attendance at 28 meetings (at $1,500 per meeting).
[6]	Consists of: $30,000 Board retainer and attendance at 19 meetings (at $1,500 per meeting).
[7]	Consists of: $30,000 Board retainer, $7,500 Committee Chair retainer (Finance and Investment Committee), and attendance at 16 meetings (at $1,500 per meeting).
[8]	Consists of: $30,000 Board retainer, $50,000 Board Chair retainer, and attendance at 36 meetings (at $1,500 per meeting).
[9]	Director granted 406 restricted stock units on July 2, 2007 at an aggregate fair value at date of grant of $15,002. The $7,480 represents stock compensation expense recognized in 2007 under FAS 123(R).
[10]	Director granted 7,500 options on August 23, 2004 at an aggregate fair value at date of grant of $32,937, and 1,284 options on July 2, 2007 at an aggregate fair value at date of grant of $14,971. The $14,571 represents stock compensation expense recognized in 2007 under FAS 123(R).
[11]	Director granted 7,500 options on August 12, 2005 at an aggregate fair value at date of grant of $61,466 and 1,284 options on July 2, 2007 at an aggregate fair value at date of grant of $14,971. The $27,954 represents stock compensation expense recognized in 2007 under FAS 123(R).

Certain Relationships and Related Transactions

Transactions with Directors and Management

Under our Code of Business Conduct and Ethics, all transactions involving a conflict of interest (including transactions between the Company and an entity in which an officer, director employee or family member has more than a 1% interest) must be disclosed to and discussed with the applicable Division President or our Chief Financial Officer. Our Audit Committee Charter provides that the Audit Committee shall review, discuss and approve any transactions or courses of dealing with related parties that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties.

Compensation Committee Interlocks and Insider Participation

Mr. Robert A. Allen, one of our directors and a member of the compensation committee, previously served as the Acting Chief Operating Officer of the Fleming Companies, Inc. (a predecessor entity) from March 2003 to April 2003. From 1998 to 2003, Mr. Allen served as the President and Chief Executive Officer of Core-Mark International, Inc. (subsidiary and predecessor entity) and President and Chief Operating Officer of Core-Mark International, Inc. from 1996 to 1998. Mr. Allen ended his employment with the Company in 2003 and the board of directors has determined Mr. Allen to be a non-employee director and independent within the meaning of the rules of the NASDAQ Global Market and relevant federal securities laws and regulations.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. We believe that these agreements are necessary to attract and retain qualified persons as directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Family Relationships

The only family relationship between any of the executive officers or directors is between J. Michael Walsh who is Christopher L. Walsh’s uncle.

Corporate Governance

The Committee’s Role and Responsibilities

Primary responsibility for Core-Mark’s corporate governance practices rests with the Nominating and Corporate Governance Committee (the “Governance Committee”). The Governance Committee is responsible for, among other things, (i) identifying, screening and reviewing individuals qualified to serve as directors and recommending candidates for nomination for election or to fill vacancies; (ii) overseeing the Company’s policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates or nomination of candidates by the Board; (iii) developing, recommending and overseeing implementation of the Company’s corporate governance guidelines and principles; and (iv) reviewing on a regular basis the overall corporate governance of the Company and recommending improvements when necessary. Described below are some of the significant corporate governance practices that have been instituted by the Core-Mark Board of Directors at the recommendation of the Governance Committee.

Director Independence

The Governance Committee reviews the independence of all directors annually and reports its findings to the full Board. The Governance Committee has determined that the following directors are independent within the meaning of the rules of the NASDAQ Global Market and relevant federal securities laws and regulations: Robert A. Allen, Stuart W. Booth, Gary F. Colter, L. William Krause and Randolph I. Thornton.

Board Evaluation

The Board of Directors has adopted a policy whereby the Governance Committee will assist the Board and its committees in evaluating their performance and effectiveness on an annual basis. As part of this evaluation, the Governance Committee assesses the progress in the areas targeted for improvement a year earlier and develops recommendations to enhance the respective Board or committee effectiveness over the next year.

Director Nomination Process

The Governance Committee reviews the skills, characteristics and experience of potential candidates for election to the Board of Directors and recommends nominees for director to the full Board for approval. In addition the Governance Committee assesses the overall composition of the Board of Directors regarding factors such as size, composition, diversity, skills, significant experience and time commitment to Core-Mark.

It is the Governance Committee’s policy to utilize a variety of means to identify prospective nominees for the Board, and it considers referrals from other Board members, management, stockholders and other external sources such as retained executive search firms. The Governance Committee utilizes the same criteria for evaluating candidates irrespective of their source.

The Governance Committee believes that any nominee must meet the following minimum qualifications:

•	Candidates should be persons of high integrity who possess independence, forthrightness, inquisitiveness, good judgment and strong analytical skills.

•	Candidates should demonstrate a commitment to devote the time required for Board duties including, but not limited to, attendance at meetings.

•	Candidates should possess a team-oriented ethic consistent with Core-Mark’s core values, and be committed to the interests of all stockholders as opposed to those of any particular constituency.

When considering director candidates, the Governance Committee will seek individuals with backgrounds and qualities that, when combined with those of Core-Mark’s other directors, provide a blend of skills and experience that will further enhance the Board’s effectiveness. The Governance Committee has previously retained an executive search firm to assist it in its efforts to identify and evaluate potential director candidates.

To recommend a candidate for consideration, a stockholder should submit a written statement of the qualifications of the proposed nominee, including full name and address, to the Nominating and Corporate Governance Committee Chairman, c/o Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, CA 94080.

Business Conduct and Compliance

Core-Mark maintains a Code of Business Conduct and Ethics (the Code) that is applicable to all directors, officers and employees of the Company. It sets forth Core-Mark’s policies and expectations on a number of topics, including conflicts of interest, protection and proper use of company assets, relationships with customers and vendors (business ethics), accounting practice, and compliance with laws, rules and regulations. A copy of the Code is available on the Company’s website at http://www.core-mark.com/investorrelations/corpgov.html.

Core-Mark also maintains policies regarding insider trading and communications with the public (Insider Trading Policy) and procedures for the Audit Committee regarding complaints about accounting matters (Whistleblower Policy). The Insider Trading Policy sets forth the Company’s limitations regarding trading in Company securities and the handling of non-public material information. The policy is applicable to directors, officers and employees of Core-Mark and is designed to help ensure compliance with federal securities laws. The Whistleblower Policy was established to set forth the Audit Committee’s procedures to receive, retain, investigate and act on complaints and concerns of employees and stockholders regarding accounting, internal accounting controls and auditing matters, including complaints regarding attempted or actual circumvention of internal accounting controls. Accounting complaints may be made directly to the Chairman of the Audit Committee in writing as follows: Audit Committee Chairman, c/o Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, CA 94080. Accounting complaints may also be made anonymously to the Core-Mark Financial Compliance Line at (888) 587-3571. A copy of the Audit Committee’s Whistleblower Policy and procedures can be found on Core-Mark’s website at http://www.core-mark.com/investorrelations/corpgov.html.

Communication with Directors

Stockholders or other interested parties wishing to communicate with the Board, the non-management directors or any individual director may do so by contacting the Chairman of the Board by mail, addressed to Chairman of the Board, Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, California 94080.

All communications to the Board will remain unopened and be promptly forwarded to Chairman of the Board, who shall in turn forward them promptly to the appropriate director(s). Such items as are unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Chairman of the Board, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. The director(s) to whom such information is addressed is informed that the information has been removed, and that it will be made available to such director(s) upon request.

OUR EXECUTIVE OFFICERS

The following table sets forth names, ages and positions of the persons who are our executive officers as of April 28, 2008:

Name	Age	Position
J. Michael Walsh	60	President, Chief Executive Officer and Director
Stacy Loretz-Congdon	48	Senior Vice President and Chief Financial Officer
Basil P. Prokop	64	President—Canada Distribution
Scott E. McPherson	38	Senior Vice President—U.S. Distribution (East)
Christopher M. Murray	42	Senior Vice President—Marketing and Vendor Consolidation
Thomas B. Perkins	49	Senior Vice President—Resources
Christopher L. Walsh	43	Senior Vice President—U.S. Distribution (West)
Henry J. Hautau	66	Vice President—Employee and Corporate Services
Christopher M. Miller	47	Vice President and Chief Accounting Officer

J. Michael Walsh has served as our President and Chief Executive Officer since March 2003 and as a Director since August 2004. From October 1999 to March 2003, Mr. Walsh served as our Executive Vice President—Sales. From April 1991 to January 1996, Mr. Walsh was Senior Vice President—Operations and was Senior Vice President—U.S. Distribution from January 1996 to October 1999. Before joining Core-Mark, Mr. Walsh served as the Senior Vice President—Operations of Food Services of America. Mr. Walsh received a Bachelor of Science degree in industrial engineering from Texas Tech University and a Master of Business Administration degree from Texas A&M at West Texas.

Stacy Loretz-Congdon has served as our Senior Vice President and Chief Financial Officer since December 2006. From January 2003 to December 2006, Ms. Loretz-Congdon served as the Company’s Vice President of Finance and Treasurer and from November 1999 to January 2003 served as our Corporate Treasurer. Ms. Loretz-Congdon joined Core-Mark in May 1990 and has served various functions in accounting and finance since that time. Prior to joining Core-Mark, Ms. Loretz-Congdon was an auditor for Coopers & Lybrand. She received her Bachelor of Science degree in accounting from San Francisco State University.

Basil P. Prokop has served as President of Canada Distribution since 1992. From 1987 to 1992, Mr. Prokop served as the Vice President and Director of Core-Mark Canada, and from 1986 to 1987 he served as Senior Vice President of Sales of Core-Mark Canada. Mr. Prokop joined Core-Mark in 1984 as a result of our acquisition of Western Smallwares, where he had been employed in various positions, including as a partner and senior officer, from 1960 to 1984.

Scott E. McPherson has served as our Senior Vice President—U.S. Distribution (East) since June 2007. From January 2003 to June 2007 Mr. McPherson served as Vice President—U.S. Divisions and from June 2001 to January 2003, he served as President of our Fort Worth distribution center. From June 2000 to June 2001, Mr. McPherson served as our Director of Corporate Marketing and from September 1992 to June 2000 he served as General/Area Sales Manager of our Portland distribution center. Mr. McPherson received a Bachelor of Science degree in business administration from Lewis & Clark College and a Master of Business of Administration degree from the University of Portland.

Christopher M. Murray has served as our Senior Vice President—Marketing and Vendor Consolidation since June 2007. From June 2004 to June 2007, Mr. Murray served as our Vice President of Marketing. Prior to joining Core-Mark, Mr. Murray served as Manager of Retail Strategy at Shell Oil Products and as a Sales Manager for Motiva Enterprises. Mr. Murray received a Bachelor of Science degree from the University of Puget Sound and a Master of Business of Administration from Portland State University.

Thomas B. Perkins has served as our Senior Vice President—Resources since June 2007. From September 2003 to June 2007, Mr. Perkins served as Vice President—U.S. Divisions and from January 2001 to August 2003, he served as the President of the Arizona distribution center. From September 1996 to December 2000, Mr. Perkins served as the President of our Spokane distribution center and from August 1993 to August 1996 served as Controller of our Los Angeles distribution center. Prior to joining Core-Mark, Mr. Perkins was a controller with Pepsi-Cola Company. Mr. Perkins received a Bachelor of Science degree from Northern Arizona University.

Christopher L. Walsh has served as our Senior Vice President—U.S. Distribution (West) since June 2007. Mr. Walsh joined Core-Mark in 1995 as Director of Foodservice. He was promoted to Vice President—Merchandising in 1997, Vice President—Marketing in 1999 and Senior Vice President—Sales and Marketing in 2003. Prior to joining Core-Mark, Mr. Walsh served in marketing management positions at Nestle, Tyson Foods and Taco Bell. Mr. Walsh received a Bachelor of Arts degree in economics and English from the University of Puget Sound and a Master of Business Administration degree from the Kellogg Graduate School of Management at Northwestern University.

Henry J. Hautau has served as our Vice President—Employee and Corporate Services since 1992. Prior to joining Core-Mark, Mr. Hautau served in human resource management positions with SOHIO Petroleum Company (British Petroleum North America), Alesa Alusuisse, and Schlumberger Limited. Mr. Hautau received a Bachelor of Arts degree from Saint Francis College in Loretto, Pennsylvania.

Christopher M. Miller has served as our Vice President and Chief Accounting Officer since January 2007. Prior to joining Core-Mark, Mr. Miller was employed by Cost Plus World Market, a specialty retailer, where he served as Vice President and Controller since 2002. Prior to his time with Cost Plus, Mr. Miller served as Chief Financial Officer of Echo Outsourcing, a provider of business process outsourcing, from 2000 to 2002 and in various financial roles at Levi Strauss & Co. from 1996 to 2000. Mr. Miller received a Bachelors of Business Administration degree in accounting from Dowling College and is a Certified Public Accountant.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides an overview and analysis of our compensation programs and policies and the major factors that shape the creation and implementation of those policies. In this discussion and analysis, and in the more detailed tables and narrative that follow, we will discuss compensation and compensation decisions relating to the following persons, whom we refer to as our named executive officers:

J. Michael Walsh, our President and Chief Executive Officer (CEO);

Stacy Loretz-Congdon, our Senior Vice-President and Chief Financial Officer (CFO);

Basil P. Prokop, our President—Canada;

Christopher L.Walsh, our Senior Vice President—U.S. Distribution (West); and

Thomas B. Perkins, our Senior Vice President—Resources.

Objectives of Our Compensation Programs

Our compensation program for executive officers is structured to achieve the following objectives:

•	Attract and retain talented professionals, while emphasizing the challenges and rewards associated with a fast paced, stimulating, entrepreneurial environment.

•

Align individual and organization goals with that of our stakeholders and customers. We believe that it is primarily the dedication, creativity, competence and experience of our entire workforce that enables us to compete, given the realities of the industry in which we operate. History has shown that our business is not easily nor quickly mastered by people attempting to migrate from other industries. We attempt to retain our experienced, long-term employees, avoid employee turnover, create a cadre of dedicated professionals focused on increasing stockholder value, align the interests of our employees and stockholders and foster an ownership mentality in our executives by giving our employees a meaningful stake in our success through our equity incentive and cash bonus programs.

•

Achieve meaningful results and add value to our Company through a results oriented reward structure. Since we operate on low margins we cannot afford to over-pay, and for this reason we attempt to link compensation closely to results by structuring a significant portion of executive compensation as a results-based bonus.

•

Tailor individual incentives within different segments of the organization depending on the priorities and needs existing at the time. This facilitates individual focus to capitalize on opportunities and to correct weaknesses in a particular segment of the organization. We view our Divisions as stand-alone businesses that require empowered, capable, local management expertise to operate effectively. We attempt to encourage an entrepreneurial approach in our division-level executives by using bonus targets tied to divisional or regional results and other, individually tailored, objectives.

•

Integrate strategic goals and objectives throughout all facets of the organization. This enables quicker, more effective execution of strategic corporate objectives. Our ability to modify and tailor the components of our cash bonus program allows us to revise these components from year to year and executive to executive as our strategic goals evolve.

•

Make proportionality and common sense the rule. We do not believe in a formulaic approach based to compensation on job classification. This means that compensation should be proportionate to the impact that an executive can have on the organization, that equal contributors should be treated equally, that we respect the low margin nature of our business by linking pay to performance, and that we avoid excessive disparity between CEO or other senior level compensation and the compensation of the balance of our management team.

Elements of Executive Compensation

Total compensation for our executive officers consists of the following elements of pay:

•	Base salary.

•	Annual cash incentive bonus dependent on our financial performance and achievement of individual objectives.

•	Long-term incentive compensation through grants of equity-based awards. Awards consist of restricted stock units, performance shares and stock options.

•	An Executive Severance Plan providing for severance payments upon involuntary termination of an executive other than for cause.

•

Participation in retirement benefits available to U.S. employees through a 401(k) Savings Plan and to employees in Canada through a Registered Retirement Savings Plan (RRSP). We do not offer other types of retirement or pension plans to our executive officers.

•

Health and welfare benefits that are available to substantially all our employees. We share the expense of such health and welfare benefits with our employees, the cost depending on the level of benefits coverage an employee elects to receive.

•

Group Life, Accidental Death & Dismemberment and Short and Long Term Disability insurances are also provided to both our executive officers and non-executive employees. However, executive officers and other senior officers and managers are also provided with additional group life insurance, determined as a percentage of base salary, subject to a cap.

What We Reward, Why We Pay Each Element of Compensation and How Each Element Relates to Our Compensation Objectives

Our base salaries and our base benefits such as 401(k), RRSP, severance, group health and group life insurance are designed to attract and retain qualified and dedicated professionals by providing a base standard that is competitive in the markets in which we operate, and are intended to compensate for performing the basic functions of an executive position. Base salaries are not intended to provide the total compensation potential for an executive who has the capacity and opportunity to move our business forward. The higher up the organizational ladder an executive is, the lower that base salary as a percentage of total potential compensation becomes. That is, the more impact an executive can have on the organization, the more that executive will have to rely on performance based compensation and the larger performance based compensation will become as a percentage of the executive’s total compensation.

Through our incentive bonus program, we attempt to tailor performance goals to each individual executive officer and to our current priorities and needs. Accordingly, the results we attempt to reward may vary from executive to executive and from year to year. In general, however, we seek to reward our executives based on the Company or relevant region meeting a pre-determined level of adjusted FIFO pre-tax net profit (which we define as net income plus income tax expense, plus LIFO expense or less LIFO income, as applicable, less cigarette manufacturers’ price increase holding profits), on the Company or region meeting a pre-determined level of revenue, and on the executives’ meeting various individual goals. A more detailed discussion of factors used in 2007 in determining compensation appears below.

Through our equity incentive plans we attempt to align the interests of our executive officers with those of our stockholders by rewarding our executives based on increases in our stock price over time. Awards consist of restricted stock units, performance shares and stock options.

How We Determine the Amounts We Pay

Base Salary

In setting, reviewing and adjusting base salaries and the levels and scope of our benefits programs we consider a number of factors, including both external factors such as market conditions as well as other factors that are not readily measured by performance goals. Such factors include: the specific expertise, capabilities and potential of the individual; our perception of market wage conditions and the amounts required to attract and retain capable executives; and our experience in attracting and keeping managers with similar responsibilities. While we from time to time review publicly available salary data from companies we consider similar to Core-Mark, we did not rely on external salary data in setting base salaries for 2007.

We do not ascribe to rigid, formulaic, mandated salary brackets. Our Chief Executive Officer recommends base salaries for our executive management team (including our named executive officers) based on the CEO’s subjective evaluation of each executive’s general level of performance and contribution to the Company over the prior year. These recommendations are then evaluated, discussed, modified as appropriate and ultimately approved by the Compensation Committee of our Board of Directors. The Compensation Committee’s review and approval occurs at the regularly scheduled meeting of the committee held in January of each year.

At a meeting held in January 2008, the Compensation Committee approved new base salaries for 2008. Base salaries of our named executive officers for 2007 and 2008 are disclosed in the table below.

Officer	2007 Base	2008 Base	Percentage Increase
J. Michael Walsh	$456,750	$470,452	3%
Stacy Loretz-Congdon	$260,858	$268,683	3%
Basil Prokop[1]	$329,224	$339,100	3%
Christopher L.Walsh	$233,400	$240,402	3%
Thomas B. Perkins	$201,570	$240,000	19%

[1]	Amounts in Canadian dollars

The increase in Mr. Perkins base salary reflects his increased responsibilities due to his promotion to Senior Vice President—Resources in June 2007. Mr. Perkins previously served as a Vice President of US Divisions.

Annual Incentive Bonus Program

We have established an annual bonus program that is designed around the Company’s or relevant region’s achievement of identified financial goals supplemented by a “Management-By-Objectives” format. This means that an executive’s bonus potential is based on the Company’s or region’s actual performance against specified financial goals and on the executive achieving certain individual objectives that are above and beyond the basic functions of the job or that complement the Company’s overall business objectives. Bonus payments are “at risk” and depend on both the results of the Company or region and the executive’s department and/or division as well as to the executive’s own, specific contribution to reaching such objectives. Overall Company-wide bonus levels are designed to provide an appropriate level of results-based incentives to our executive team while bearing in mind that the Company is a low margin business and must control costs.

Annual bonus objectives for our executive officers (other than the CEO) are developed through discussions between our CEO and the affected executives in conjunction with the annual business planning process. The proposed objectives for our named executive officers resulting from these discussions are then reviewed, adjusted if necessary and ultimately approved by our Compensation Committee after discussion with our CEO. Bonus objectives for our CEO are established through discussions between the CEO and the Compensation Committee. The applicable bonus criteria change to some degree each year to fit the current needs of the Company and/or region. The level of an executive’s total maximum bonus opportunity is structured as a percentage of base salary.

In 2007, total maximum bonus opportunities for our named executive officers were125% of base salary for our CEO and 80% of base salary for our named executive officers. For 2008, the total maximum bonus opportunities for our named executive officers will be 150% of base salary for our CEO and 80% of base salary for our other named executive officers. The total maximum bonus for each executive is allocated among several bonus components, with a specified percentage of the maximum allocated to each component.

Our bonus objectives include a threshold requirement that the Company realize a certain percentage of its planned adjusted FIFO pre-tax net profit on a Company-wide basis (for corporate level executives) or an appropriate financial metric for a particular region. Satisfaction of the applicable requirement is a precondition to the payment of any bonuses. For 2007, the percentage threshold requirement was 80% and for 2008 it is 75%. For executives whose responsibilities are considered to be Company-wide (including our Chief Executive Officer and Chief Financial Officer) this threshold is based on overall Company results. For executives whose responsibilities relate primarily to a particular region, including Mr. Prokop (Canada), Mr. Perkins (previously U.S. Distribution-West) and Mr. C. Walsh (U.S. Distribution-West), this threshold is based on regional results. In 2007 this requirement was not satisfied on a Company-wide basis, as well as in the U.S. Distribution-East region or in the Canadian region. The Company achieved 78.8% of its planned adjusted FIFO pre-tax net profit on a Company-wide basis. In determining the Company-wide achievement of adjusted FIFO pre-tax net profit for the annual incentive bonus, it was deemed appropriate to exclude a refund of $13.3 million received in 2007 from the State of Washington, which related to the overpayment of taxes for prior years. Additionally, the Company did not exclude from the calculation of the annual incentive bonus approximately $5.9 million of bad debt expenses recognized in 2007 related primarily to two customers that filed for bankruptcy protection during 2007 (see the Company’s 2007 Annual Report on Form 10K filed with the Securities and Exchange Commission (SEC) on March 14, 2008). Inclusion of the benefit of the tax refund from the State of Washington and/or excluding the bad debt expense would have resulted in achievement of the Company-wide threshold of 80% of the 2007 planned adjusted FIFO pre-tax net profit.

For the U.S. Distribution-West region two separate sets of thresholds were developed due to a reorganization of the region in 2007. Initial fiscal year thresholds were set at the beginning of the year during which time Mr. Perkins had oversight responsibility for U.S. Distribution-West. During 2007, the U.S. Distribution-West region was reorganized by adding two distribution centers to the region. Following this reorganization, Mr. C. Walsh assumed oversight responsibilities for the region and a second set of fiscal year thresholds were established. At the end of 2007, certain thresholds were achieved by both Mr. Perkins and Mr. C. Walsh, as discussed in the following sections. Accordingly Mr. Perkins and Mr. C. Walsh earned pro-rated portions of bonuses for 2007.

In addition to this threshold requirement, each executive was given a set of individual objectives, each of which was assigned a weight, or percentage of the maximum available bonus. Specific objectives and relative weights for each named executive officer are discussed below. In general, for each executive these consisted of a component based on revenues (ranging from 10% to 25% of total bonus in 2007), a component based on adjusted FIFO pre-tax net profit (PTNP) (ranging from 25% to 55% of total bonus in 2007), and other components tailored to the responsibilities of that executive.

Our bonus plans provide for three levels of possible bonus for each component. Performance at the “Maximum” level for any component entitles an executive to the maximum amount allocated to that component. Performance at the “Target” level for any component entitles the executive to two-thirds of the maximum amount allocated to that component, and performance at the “Threshold” level for any component entitles the executive to one-third of the amount allocated to that component.

In general, for bonus targets the middle, or “Target” level represents the approved operating plan for the Company or the relevant region, the lowest, or “Threshold” level reflects the minimal level of performance deemed worthy of a bonus, and the highest, or “Maximum” level represents outstanding achievement well in excess of plan. However, the CEO has the authority, with the approval of the Compensation Committee, to establish different target levels based on his subjective evaluation of a region or the Company’s operating plan. For example, if the CEO views a component of a plan as exceptionally aggressive or challenging, that plan, or amounts close to that plan, may be set as the Maximum performance level for that component of the bonus, and the Target and Threshold levels adjusted accordingly. Bonus payments are generally conditioned on an executive’s continued employment as of December 31 of the relevant year, although this requirement may be waived by the Compensation Committee.

Our Company-wide bonus criteria for 2007 were as follows[1]:

Company-Wide Measure	Threshold	Target	Maximum
Revenue	5,580	5,899	6,200
Adjusted FIFO PTNP	38.8	44.9	49.0

[1]	Dollars in millions.

As discussed above, no bonuses were paid for 2007 based on Company-wide criteria.

Our initial bonus criteria for U.S. Distribution (West) established during Mr. Perkins’ oversight were as follows[1]:

U.S. Distribution (West) Measure—Initial Criteria	Threshold	Target	Maximum
Revenue	2,341	2,430	2,533
Adjusted FIFO PTNP	21.0	21.6	22.9
RONA	14.00%	14.40%	15.25%

[1]	Dollars in millions.

At the end of fiscal 2007, Return on Net Assets (RONA) under the initial criteria in U.S. Distribution-West region reached the Maximum level, resulting in a bonus for Mr. Perkins (as discussed below). Revenue and adjusted FIFO PTNP under the initial criteria in U.S. Distribution-West region did not reach the Threshold level and thus no bonus was paid to Mr. Perkins with regard to these two criteria.

Our revised bonus criteria for U.S. Distribution (West) established during Mr. C. Walsh’s oversight were as follows[1]:

U.S. Distribution (West) Measure—Revised Criteria	Threshold	Target	Maximum
Revenue	2,794	2,900	3,023
Adjusted FIFO PTNP	23.8	24.5	26.0
RONA	14.00%	14.40%	15.25%

[1]	Dollars in millions.

At the end of fiscal 2007, the U.S. Distribution-West region revenue reached the Threshold level, adjusted FIFO PTNP reached the Target level and RONA reach the Maximum level, each under the revised criteria. The achievement of these criteria levels resulted in a bonus for Mr. C. Walsh (see page 22).

All elements of our bonus program are subject to review and, where appropriate, waiver and adjustment in the discretion of our Compensation Committee, and the Compensation Committee has waived certain requirements when in its judgment such a waiver was appropriate and in the best interests of the Company. No waiver or adjustment was requested or approved for 2007.

Equity Incentive Program

We believe that the best way of assuring that management’s decision-making is in alignment with the interests of our stockholders is to provide sufficiently meaningful stock ownership opportunities to management. To provide such opportunities we have previously made grants of stock options, restricted stock and restricted stock units to executives under our 2004 Long-Term Incentive Plan and 2005 Long-Term Incentive Plan. Allocation of grants has been based on an executive’s level of responsibility, potential, and ability to affect the strategic interests of the Company. All such grants have been subject to a vesting period, generally over three years.

In May 2007, our stockholders approved the adoption of our 2007 Long-Term Incentive Plan. Following the approval the 2007 Plan, each of our named executive officers received identical grants of options, restricted stock units and performance shares under such plan. These awards were approved on July 2, 2007, and are discussed below with respect to each named executive officer. One-third of the options and restricted stock units granted vest on the first anniversary of the date of grant, with the remaining two-thirds vesting in equal quarterly installments over the following two years. Vesting of the performance shares was based upon the Company’s achievement of certain financial goals related to revenues, new business generated and return on net assets during the second half of fiscal 2007. Each award specified a percentage of the performance shares that would vest upon the achievement of “threshold,” “outstanding” or “exceptional” goals in these measures.

The following table shows the metrics used for the award of performance shares for the second half of 2007[1]:

Factor	Percentage of Total Shares	Threshold	Outstanding	Exceptional
Revenues	15%	2,846	2,908	3,041
New Business	15%	100	300	600
RONA	70%	8.4%	10.3%	12.2%

[1]	Dollars in millions.

The “Revenues” factor was based on our Company-wide revenues during the second half of 2007 (excluding revenues attributable to acquisition and to unplanned excise tax increases). The “New Business” factor was based on the annualized revenues from new business from large accounts (those generating more than $30 million in revenues each) awarded in the second half of 2007. The “RONA” factor was based on our Company-wide return on net assets for the second half of 2007.

At the Threshold level for any factor one-third of the performance shares allocable to that factor would be awarded, at the Outstanding level two-thirds would be awarded and at the Exceptional level all performance shares applicable to such factor would be awarded. In the case of performance falling between two levels, the percentage of shares awarded would be determined by linear interpolation between the two levels.

For the second half of 2007, revenues were $2,850.8 million, slightly in excess of the “Threshold” level. This resulted in an award of 5.40% of the performance shares (slightly more than one-third of the 15% allocated to this factor). Qualifying new business was $351 million, slightly above the “Outstanding” level. This resulted in an award of 10.85% of the performance shares (slightly more than two-thirds of the 15% allocated to this factor). RONA was 9.26%, approximately mid-way between the “Threshold” and “Outstanding” levels. This resulted in the award of 33.89% of the performance shares (slightly less than one-half of the 70% allocated to this factor). The total award of performance shares was the sum of the three awards or 50.14% of the potential performance share awards.

Executive Severance Plan

Under the terms of our Executive Severance Policy, corporate officers and vice presidents as well as division presidents are entitled to severance upon their involuntary termination for reasons other than cause, gross misconduct or an insured long term disability. Severance payments for U.S. based executives are based upon years of service and range from 2 months base salary for less than 2 years of service, up to 18 months of base salary for over 20 years of service. In addition, U.S. executives are entitled to a pro-rata bonus for the year terminated and would receive

COBRA cost reimbursements during the severance period. Canada based executives receive severance in accordance with provincial law, which can range up to 2 years of base salary, bonus and benefits. To receive any benefits under the Executive Severance Policy, an executive must sign a release of liability for the benefit of the company. See the discussion under “Potential Post-Employment Payments to Named Executive Officers” below for a quantification of the amounts that would have been payable to our named executive officers upon a board approved retirement or upon a change of control as of December 31, 2007.

Perquisites

We generally do not provide automobile allowances, club memberships or other perquisites to our executives. However, in accordance with custom and practice in Canada, Mr. Prokop receives an annual automobile allowance of approximately Canadian $11,400.

Other Benefits

All of our executive officers are eligible to participate in our Group Life, Accidental Death & Dismemberment and Short and Long Term Disability insurance programs, which are also available to our non-executive employees. In addition, our named executive officers and other senior officers and managers are provided with additional group life insurance, at a rate of one and one-half times base salary up to a maximum of $300,000.

Our named executive officers are also entitled to participate in our 401(k) plan for United States employees and in our RRSP for Canadian employees on the same terms as our other employees. Under the 401(k) plan, the Company matches 100% of United States employee contributions up to 2% of base salary, and matches 25% of employee contributions from 2% to 6% of base salary. Company contributions for United States employees vest when paid in January of the year following the year for which they are made. Under the RRSP plan, the Company matches 50% of Canadian employee contributions up to 6% of base salary. Company contributions for Canadian employees vest on a biweekly basis throughout the year for which they are made.

Compensation of the Named Executive Officers for Fiscal Year Ended December 31, 2007

J. Michael Walsh—Chief Executive Officer

Mr. Walsh’s base salary for 2007 was $456,750. His maximum annual incentive bonus for 2007 was $570,938 (125% of base salary). Mr. Walsh’s bonus opportunity was divided among components based on (i) total Company revenues (25%); (ii) Company adjusted FIFO pre-tax net profit (40%); (iii) Company asset management measures based on RONA relative to plan (15%); and (iv) various individual non-financial objectives (20%). Because the Company operations did not achieve at least 80% of its planned adjusted FIFO pre-tax net profit, Mr. Walsh was not eligible for and did not receive a bonus for 2007.

On July 2, 2007, we granted Mr. Walsh a total of 4,438 restricted stock units and 4,436 option shares under the 2007 Plan. One-third of the options and restricted stock units granted vest on the first anniversary of the date of grant, with the remaining two-thirds vesting in equal quarterly installments over the following two years. In addition, we granted Mr. Walsh the opportunity to earn a total of 4,436 performance shares under the 2007 Plan, subject to the Company meeting certain financial goals related to revenues, new business generated and return on net assets during the second half of fiscal 2007. Each award specified a percentage of the performance shares that would vest upon the achievement of “threshold,” “outstanding” or “exceptional” goals in these measures. Based upon the Company’s performance with respect to these goals during the second half of fiscal 2007, Mr. Walsh earned a total of 2,224 performance shares (50.14% of his maximum potential award) which he received on March 3, 2008, as described above.

Stacy Loretz-Congdon—Chief Financial Officer

Ms. Loretz-Congdon’s base salary for 2007 was $260,858. Her maximum aggregate bonus for 2007 was $208,686 (80% of her base salary). Ms. Loretz-Congdon’s bonus opportunity was divided among components based on (i) total Company revenues (10%); (ii) Company adjusted FIFO pre-tax net profit (25%); (iii) Company asset management measures based on RONA relative to plan (30%); and (iv) various individual non-financial objectives (35%). Because the Company operations did not achieve at least 80% of its planned adjusted FIFO pre-tax net profit, Ms. Loretz-Congdon was not eligible for and did not receive a bonus for 2007.

On July 2, 2007, we granted Ms. Loretz-Congdon a total of 4,438 restricted stock units and 4,436 option shares under the 2007 Plan. One-third of the options and restricted stock units granted vest on the first anniversary of the date of grant, with the remaining two-thirds vesting in equal quarterly installments over the following two years. In addition, we granted Ms. Loretz-Congdon the opportunity to earn a total of 4,436 performance shares under the 2007 Plan, subject to the Company meeting certain financial goals related to revenues, new business generated and return on net assets during the second half of fiscal 2007. Each award specified a percentage of the performance shares that would vest upon the achievement of “threshold,” “outstanding” or “exceptional” goals in these measures. Based upon the Company’s performance with respect to these goals during the second half of fiscal 2007, Ms. Loretz-Congdon earned a total of 2,224 performance shares (50.14% of her maximum potential award) which she received on March 3, 2008, as described above.

Basil P. Prokop—President—Canada

Mr. Prokop is based in Canada and paid in Canadian dollars. The amounts given below have been translated to United States Dollars at the average 2007 exchange rate of $1.0735 Canadian per one U.S. Dollar. For 2007, Mr. Prokop’s base salary was $306,683 and his maximum aggregate bonus was $245,346 (80% of his base salary). The bonus measures for Mr. Prokop consisted of components based on (i) total revenues for Canada (25%); (ii) adjusted FIFO pre-tax net profit in Canada (55%); and (iii) individual non-financial objectives (20%). Because the Company’s Canadian operations did not achieve at least 80% of planned adjusted FIFO pre-tax net profit, Mr. Prokop was not eligible for and did not receive a bonus for 2007.

On July 2, 2007, we granted Mr. Prokop a total of 4,438 restricted stock units and 4,436 option shares under the 2007 Plan. One-third of the options and restricted stock units granted vest on the first anniversary of the date of grant, with the remaining two-thirds vesting in equal quarterly installments over the following two years. In addition, we granted Mr. Prokop the opportunity to earn a total of 4,436 performance shares under the 2007 Plan, subject to the Company meeting certain financial goals related to revenues, new business generated and return on net assets during the second half of fiscal 2007. Each award specified a percentage of the performance shares that would vest upon the achievement of “threshold,” “outstanding” or “exceptional” goals in these measures. Based upon the Company’s performance with respect to these goals during the second half of fiscal 2007, Mr. Prokop earned a total of 2,224 performance shares (50.14% of his maximum potential award) which he received on March 3, 2008, as described above.

Christopher L. Walsh—Senior Vice President—U.S. Distribution (West)

Mr. Walsh’s base salary for 2007 was $233,400. His maximum annual incentive bonus for 2007 was $186,720 (80% of base salary). Mr. Walsh’s bonus opportunity was divided among components based on (i) total revenues in U.S. Distribution West (15%); (ii) adjusted FIFO pre-tax net profit in U.S. Distribution-West (25%); (iii) asset management measures based on RONA relative to U.S. Distribution-West’s plan (10%); and (iv) individual non-financial objectives (50%). Based on performance relative to these targets, the Compensation Committee approved a bonus of $46,685.

On July 2, 2007, we granted Mr. Walsh a total of 4,438 restricted stock units and 4,436 option shares under the 2007 Plan. One-third of the options and restricted stock units granted vest on the first anniversary of the date of grant, with the remaining two-thirds vesting in equal quarterly installments over the following two years. In addition, we granted Mr. Walsh the opportunity to earn a total of 4,436 performance shares under the 2007 Plan, subject to the Company meeting certain financial goals related to revenues, new business generated and return on net assets during the second half of fiscal 2007. Each award specified a percentage of the performance shares that would vest upon the achievement of “threshold”, “outstanding” or “exceptional” goals in these measures. Based upon the Company’s performance with respect to these goals during the second half of fiscal 2007, Mr. Walsh earned a total of 2,224 performance shares (50.14% of his maximum potential award) which he received on March 3, 2008, as described above.

Thomas B. Perkins—Senior Vice President—Resources

Mr. Perkins’ base salary for 2007 was $201,570. His maximum annual incentive bonus for 2007 was $161,256 (80% of base salary). Mr. Perkins’ bonus opportunity was divided among components based on (i) total revenues of U.S. Distribution-West (25%); (ii) adjusted FIFO pre-tax net profit of U.S. Distribution-West (40%), (iii) asset management measures based on RONA to U.S. Distribution-West’s plan (15%), and (iv) various individual non-financial objectives (20%). Based on performance relative to these targets, the Compensation Committee approved a bonus of $12,094.

On July 2, 2007, we granted Mr. Perkins a total of 4,438 restricted stock units and 4,436 option shares under the 2007 Plan. One-third of the options and restricted stock units granted vest on the first anniversary of the date of grant, with the remaining two-thirds vesting in equal quarterly installments over the following two years. In addition, we granted Mr. Perkins the opportunity to earn a total of 4,436 performance shares under the 2007 Plan, subject to the Company meeting certain financial goals related to revenues, new business generated and return on net assets during the second half of fiscal 2007. Each award specified a percentage of the performance shares that would vest upon the achievement of “threshold,” “outstanding” or “exceptional” goals in these measures. Based upon the Company’s performance with respect to these goals during the second half of fiscal 2007, Mr. Perkins earned a total of 2,224 performance shares (50.14% of his maximum potential award) which he received on March 3, 2008, as described above.

Change of Control Matters

None of our named executive officers have employment agreements, and all are employees at will. However, certain of our plans do provide for benefits that could be triggered by a change of control. Under our 2004 and 2005 Long-Term Incentive Plans (and related grant agreements), all options become fully exercisable and vested upon a change of control, and all restrictions on restricted stock units (and all deferral periods on deferred restricted stock units) lapse upon a change of control, including shares underlying such restricted stock units (or securities received with such grants). Under our 2007 Long-Term Incentive Plan (and related grant agreements), all options become fully exercisable and vested, all restrictions on restricted stock units (and all deferral periods on deferred restricted stock units) lapse and all performance shares vest at the target level upon a change of control, including shares underlying the grants (or securities to be received with respect to such grants)(See “Change of Control” section for further discussion). Refer to the discussion under “Potential Post-Employment Payments to Named Executive Officers” below for quantification of the amounts that would have been payable to our named executive officers upon a board approved retirement or upon a change of control as of December 31, 2007.

Tax and Accounting Considerations

Tax Considerations. Section 162(m) of the Internal Revenue Code of 1986, as amended places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of the next four most highly compensated executive officers. The Compensation Committee considers the anticipated tax treatment of Core-Mark and its executive officers when reviewing the executive compensation programs. However, the Compensation Committee will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m), as the Compensation Committee wishes to maintain flexibility to structure our executive compensation programs in ways that best promote the interests of the Company and its stockholders.

Accounting Considerations. With the adoption of FAS 123R, Share-Based Payment, we do not expect accounting treatment of differing forms of equity awards to have a material effect on the selection of forms of compensation.

Other Considerations

The Compensation Committee has sole authority to engage and terminate outside advisors or consultants to assist in carrying out its responsibilities. Consultants are selected by the Compensation Committee and report directly to the Chair of the Compensation Committee. For 2007, the Compensation Committee retained the services of Towers Perrin HR Service as its independent compensation consultant. Towers Perrin conducted a review of all elements of compensation for executive officers considering compensation provided by peer companies to executives exercising similar responsibilities. Based upon this review, Towers Perrin provided recommendations and assistance in the preparation of the 2007 Long-Term Incentive Plan and recommendations and assistance with respect to total compensation of executive officers.

We have not adopted polices and procedures designed to reclaim or “claw back” incentive awards made on the basis of financial results that are later restated. However, our three Long-Term Incentive Plans (LTIP) do contain provisions providing for the recovery of all gains made by any executive from the exercise of options within one year prior to the executive’s termination for Cause, as defined in the plans.

Our Board of Directors has also adopted a Statement of Policy providing that we will not engage in the re-pricing of stock options granted under our 2007 Long-Term Incentive Plan, and that shares awarded under that plan that are forfeited by grantees will not be available for re-grant.

There are currently no stock ownership requirements applicable to our executive officers and directors. Our Nominating and Governance Committee has considered such requirements in 2007 and expects to consider this issue again in 2008.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (the “Committee”) administers Core-Mark’s compensation program for executive officers. The Committee’s role is to oversee Core-Mark’s compensation plans and policies, annually review and approve all such executive officers’ compensation, approve annual bonus awards, and administer Core-Mark’s long-term incentive plans (including reviewing and approving grants to Core-Mark’s executive officers).

The Committee’s charter reflects these various responsibilities, and the Committee and the Board of Directors periodically review and revise the charter. The Board of Directors determines the Committee’s membership, which currently consists of four non-employee directors. All of the Committee’s members are “independent” under the rules of the NASDAQ Stock Market. The Committee meets at scheduled times during the year and it also considers and takes action by written consent. The Committee Chairman, Gary F. Colter, reports any Committee actions or recommendations to the full Board of Directors.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on that review and those discussions, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Committee is pleased to submit this report to Core-Mark’s stockholders.

COMPENSATION COMMITTEE

Gary F. Colter, Chairman

L. William Krause

Robert A. Allen

Randolph Thornton

COMPENSATION OF NAMED EXECUTIVES

The following table summarizes all compensation paid to our principal executive officer, our principal financial officer and to our three other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to us during the years ended December 31, 2006 and December 31, 2007. We will refer to these executive officers as the named executive officers.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)[17]		Stock Awards ($)[1]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	All Other Compensation ($)		Total ($)
J. Michael Walsh	2007	$457,204		$326,968	$103,030	$—	$9,245	[4]	$896,447
President & Chief Executive Officer	2006	$435,000		$250,866	$146,372	$206,400	$8,289	[5]	$1,046,927

Stacy Loretz-Congdon	2007	$261,275		$299,443	$55,815	$—	$7,298	[7]	$623,831
Sr. VP & Chief Financial Officer[6]	2006	$187,731		$132,334	$73,186	$100,070	$6,625	[8]	$499,946

Basil P. Prokop	2007	$306,015	[9]	$308,839	$95,164	$—	$20,726	[11]	$730,744
President—Canada	2006	$258,661	[10]	$229,946	$134,177	$—	$18,664	[12]	$641,448

Christopher L. Walsh	2007	$233,439		$281,662	$83,360	$46,685	$7,249	[13]	$652,395
Sr. VP—U.S. Distribution (West)	2006	$226,348		$198,582	$115,881	$99,723	$7,732	[14]	$648,266

Thomas B. Perkins	2007	$201,793		$242,394	$66,307	$12,094	$7,118	[15]	$529,706
Sr. VP—U.S. Resources	2006	$195,481		$153,265	$89,453	$90,234	$6,895	[16]	$535,328

[1]	Represents FAS 123(R) expense recognized in the year indicated for stock awards, including prior year stock awards.
[2]	Represents FAS 123(R) expense recognized in the year indicated for option awards, including prior year stock awards.
[3]	Awarded under the Annual Incentive Bonus Program.
[4]	$6,750 Matching contribution to our 401(k) Plan; $2,495 Payment of life and other insurance premiums.
[5]	$6,600 Matching contribution to our 401(k) Plan; $1,689 Payment of life and other insurance premiums.
[6]	Promoted to Chief Financial Officer on December 1, 2006.
[7]	$5,685 Matching contribution to our 401(k) Plan; $1,613 Payment of life and other insurance premiums.
[8]	$5,632 Matching contribution to our 401(k) Plan; $993 Payment of life and other insurance premiums.
[9]	Translated to U.S. dollars at the 2007 average exchange rate of $Canadian 1.0735 per $U.S.
[10]	Translated to U.S. dollars at the 2006 average exchange rate of $Canadian 1.1530 per $U.S.
[11]	Translated to U.S. dollars at the 2007 average exchange rate of $Canadian 1.0735 per $U.S. $10,619 Payment of a car allowance; $5,589 Matching contribution to RRSP; $4,518 Payment of life and other insurance premiums.
[12]	Translated to U.S. dollars at the 2006 average exchange rate of $Canadian 1.1530 per $U.S. $9,507 Payment of a car allowance; $4,950 Matching contribution to RRSP; $ 4,207 Payment of life and other insurance premiums.
[13]	$5,685 Matching contribution to our 401(k) Plan; $1,564 Payment of life and other insurance premiums.
[14]	$6,600 Matching contribution to our 401(k) Plan; $1,132 Payment of life and other insurance premiums.
[15]	$5,685 Matching contribution to our 401(k) Plan; $1,433 Payment of life and other insurance premiums.
[16]	$5,864 Matching contribution to our 401(k) Plan; $1,031 Payment of life and other insurance premiums.
[17]	Based on Form W-2 earnings.

The following table presents information regarding grants of plan based awards to our named executive officers during the year ended December 31, 2007.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units (#)[3]	All Other Option Awards: Number of Securities Underlying Options (#)[4]	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock & Option Awards[5]
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Michael Walsh		$190,325	$380,650	$570,938
	7/2/2007				1,478	2,957	4,436				$82,177
	7/2/2007							4,438			$163,984
	7/2/2007								4,436	$36.96	$51,724

Stacy Loretz-Congdon		$69,597	$139,194	$208,686
	7/2/2007				1,478	2,957	4,436				$82,177
	7/2/2007							4,438			$163,984
	7/2/2007								4,436	$36.96	$51,724

Basil P. Prokop[6]		$40,891	$81,781	$122,673
	7/2/2007				1,478	2,957	4,436				$82,177
	7/2/2007							4,438			$163,984
	7/2/2007								4,436	$36.96	$51,724

Christopher L. Walsh		$62,271	$124,542	$186,720
	7/2/2007				1,478	2,957	4,436				$82,177
	7/2/2007							4,438			$163,984
	7/2/2007								4,436	$36.96	$51,724

Thomas B. Perkins		$53,752	$107,503	$161,257
	7/2/2007				1,478	2,957	4,436				$82,177
	7/2/2007							4,438			$163,984
	7/2/2007								4,436	$36.96	$51,724

[1]	Awarded under the 2007 Annual Incentive Bonus Program. The Threshold, Target and Maximum payout levels assume that each of those goals were obtained at the applicable level. For a description of amounts actually received by the executive, if any, see the Summary Compensation Table. For a further description of the 2007 Annual Incentive Bonus Program, see the Compensation Discussion and Analysis section in this proxy statement.
[2]	Performance Shares awarded under the 2007 Long-Term Incentive Plan. Incentive opportunities consist of revenue, new business and RONA goals. The Threshold, Target and Maximum payout levels assume that each of those goals was obtained at the applicable level. For a further description of the performance shares and the amounts actually received by the executive, see the Compensation Discussion and Analysis section in this proxy statement.
[3]	Restricted stock units awarded under the 2007 Long-Term Incentive Plan. Such awards are subject to vesting requirements.
[4]	Options awarded under the 2007 Long-Term Incentive Plan. Such awards are subject to vesting requirements.
[5]	Represents the grant date fair value of each equity award computed in accordance with FAS 123R. Grant date fair value per share for performance shares is $36.95, for restricted stock units is $36.95 and for stock options is $11.66. Total number of performance shares earned in 2007 by each named executive officer is 2,224, as disclosed in the “Compensation of the Named Executive Officers for Fiscal Year Ended December 31, 2007” section in this proxy statement.
[6]	Threshold, Target and Maximum incentive opportunities translated to U.S. dollars at the 2007 average exchange rate of $Canadian 1.0735 per $U.S.

The following table presents information concerning the number and value of unexercised options and restricted stock units that have not vested for our named executive officers outstanding as of December 31, 2007.

Outstanding Equity at Fiscal Year-End

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options(#) Unexercisable[2]	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
J. Michael Walsh	100,000		$15.50	8/22/11	1,223	[3]	$35,125
		4,436	$36.96	6/30/14	4,438	[4]	$127,459

Stacy Loretz-Congdon	11,112		$15.50	8/22/11	5,613	[5]	$161,205
		4,436	$36.96	6/30/14	4,438	[4]	$127,459

Basil P. Prokop	91,667		$15.50	8/22/11	1,121	[3]	$32,195
		4,436	$36.96	6/30/14	4,438	[4]	$127,459

Christopher L. Walsh	79,167		$15.50	8/22/11	969	[3]	$27,830
		4,436	$36.96	6/30/14	4,438	[4]	$127,459

Thomas B. Perkins	61,111		$15.50	8/22/11	748	[3]	$21,483
		4,436	$36.96	6/30/14	4,438	[4]	$127,459

[1]	Fully vested.
[2]	Granted on July 2, 2007, these awards vest 1/3 on the 1st anniversary of the grant date, and the remaining shares in equal quarterly installments over the subsequent 2 years.
[3]	Restricted stock units were granted on August 23, 2004 and February 8, 2005. These awards vest 1/3 on the 1st anniversary of the grant date, and the remaining shares in monthly or quarterly installments over the subsequent 2 years. Market value based on close price of $28.72 for Core-Mark Holding Company, Inc. common stock on the Nasdaq Global Market on December 31, 2007.
[4]	Restricted stock units were granted on July 2, 2007. These awards vest 1/3 on the 1st anniversary of the grant date, and the remaining shares in quarterly installments over the subsequent 2 years. Market value based on close price of $28.72 for Core-Mark Holding Company, Inc. common stock on the Nasdaq Global Market on December 31, 2007.
[5]	Restricted stock units were granted on August 23, 2004, February 8, 2005, and December 1, 2006. These awards vest 1/3 on the 1st anniversary of the grant date, and remaining shares in monthly or quarterly installments over the subsequent 2 years. Market value based on close price of $28.72 for Core-Mark Holding Company, Inc. common stock on the Nasdaq Global Market on December 31, 2007.

The following table presents information concerning the exercise of stock options and the vesting of restricted stock units for our named executive officers during the year ended December 31, 2007.

Option Exercises and Stock Vested

Name	Option Awards[1]		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Michael Walsh	—	$—	—	$—
Stacy Loretz-Congdon	10,000	$179,879	4,300	$140,271
Basil P. Prokop	—	$—	14,400	$466,774
Christopher L. Walsh	—	$—	10,750	$343,593
Thomas B. Perkins	—	$—	6,567	$220,449

[1]	Options granted on August 23, 2004 with an exercise price of $15.50.

2004 Long-Term Incentive Plan

The 2004 Long-Term Incentive Plan, or 2004 LTIP, authorizes the issuance of stock options, restricted stock units, restricted stock shares, stock appreciation rights, performance awards or any combination of the foregoing to officers and key employees. Currently only stock options, restricted stock units and restricted stock shares have been issued from the 2004 LTIP. For option grants, the exercise price equals the fair value of the Company’s common stock on the date of grant. For restricted stock grants grantees must pay the par value ($0.01) of the common stock upon the receipt of the underlying shares. In general, options and restricted stock units vest over a three year period; one-third of the options and restricted stock units cliff-vest on the first anniversary of the vesting commencement date and the remaining options and restricted stock units vest in equal monthly and quarterly installments, respectively, over the two year period following the first anniversary of the vesting commencement date. Stock options expire seven years after the date of grant. Restricted stock units do not have an expiration date.

2005 Long-Term Incentive Plan

The 2005 Long-Term Incentive Plan, or 2005 LTIP, authorizes the granting of restricted stock units, restricted stock units, performance awards or any combination of the foregoing to officers and key employees. Currently only restricted stock units have been issued from the 2005 LTIP. The majority of restricted stock units issued under the 2005 LTIP generally vest over three years: one-third of the restricted stock units cliff vest on the first anniversary of the vesting commencement date and the remaining restricted stock units vest in equal quarterly installments over the two year period following the first anniversary of the vesting commencement date. Restricted stock units do not have an expiration date.

2007 Long-Term Incentive Plan

The 2007 Long-Term Incentive Plan, or 2007 LTIP, authorizes the issuance of stock options, restricted stock units, restricted stock shares, stock appreciation rights, performance awards, performance shares or any combination of the foregoing to officers and key employees. Currently only stock options, restricted stock units and performance shares have been issued from the 2007 LTIP. For option grants, the exercise price equals the fair value of the Company’s common stock on the date of grant. For restricted stock grants grantees must pay the par value ($0.01) of the common stock upon the receipt of the underlying shares. In general, options and restricted stock units vest over a three year period; one-third of the options and restricted stock units cliff-vest on the first anniversary of the vesting commencement date and the remaining options and restricted stock units vest in equal quarterly installments, respectively, over the two year period following the first anniversary of the vesting commencement date. Stock options expire seven years after the date of grant. Restricted stock units do not have an expiration date. In general, the vesting of the performance shares is based upon the Company’s achievement of certain financial goals set by the Compensation Committee and each award specifies a percentage of the performance shares that would vest upon the achievement of “threshold,” “outstanding” or “exceptional” goals in such measures. Performance Share grants made after January 1, 2008, generally also contain three year vesting periods, pursuant to which one-third of the performance shares earned will cliff-vest on the first anniversary of the vesting commencement date and the remaining performance shares earned will vest in equal quarterly installments, respectively, over the two year period following the first anniversary of the vesting commencement date.

Potential Payments Upon Termination or Change-In-Control

Severance Policy

Each of our named executive officers and vice presidents are entitled to certain benefits under the Core-Mark Executive Severance Policy. Pursuant to the policy, upon the officer’s involuntary termination other than for cause, gross misconduct (each as defined in the policy) or long term disability and upon our acceptance of an executed separation agreement, the officer is entitled to the following benefits based on the years of service and location of employment:

U.S. Employees

Number of Years of Service	Benefit
Less than two years	Two months of base salary
At least two years but less than five years	Four months of base salary
At least five years but less than ten years	Eight months of base salary
At least ten years but less than 20 years	12 months of base salary
More than 20 years	18 months of base salary

All payments under the severance policy are made in one lump sum at the first regularly scheduled payroll issuance following termination. In addition to above payments, such officer shall receive COBRA cost reimbursement for the same number of months of their base salary payment plus payment of a pro rated bonus for the year of their termination.

Canadian Employees. The severance benefits paid to any Canadian named executive officers are based on the applicable provincial laws.

Accelerated Option Vesting. In addition, an executive officer who has received an option grant under our 2004 Long-Term Incentive Plan and 2007 Long-Term Incentive Plan may be entitled to accelerated vesting of all such options should such executive officer be terminated without cause or resign his employment with good reason.

Retirement

Award grants made to our named executive officers under our 2005 Long-Term Incentive Plan and under our 2007 Long-Term Incentive Plan (during fiscal 2007) generally entitle such officers to accelerated vesting of all of their restricted stock units in the event that such executive retires, and the retirement is approved by our Board of Directors as a retirement that qualifies for such treatment. In addition, certain awards made to our named executive officers under our 2007 Long-Term Incentive Plan generally entitle such officers to accelerated vesting of a pro-rata portion of their options, restricted stock units and/or performance shares in the event that (1) such executive retires prior to the first vesting date of such award and (2) the retirement is approved by our Board of Directors as a retirement that qualifies for such treatment. In general the pro-rata portion of such award that is vested is based upon the number of months of service of such officer during the applicable vesting period under the award. Performance shares are vested pro-rata at the “outstanding” target level.

Change of Control

Award grants made to our named executive officers under our 2004, 2005 and 2007 Long-Term Incentive Plans generally entitle such officers to accelerated vesting of all of their option shares, restricted stock units and performance shares in the event that we are acquired by a non-public company. In addition, if we are acquired by a public company and the executive officer is terminated without cause or resigns with good reason within one year after we are acquired, then generally all such executive officer’s unvested option shares, restricted stock units and performance shares will immediately vest. If the change of control under either scenario occurs before the completion of the applicable performance period under a performance share award, such performance share shall vest at the “outstanding” target level.

Potential Post-Employment Payments to Named Executive Officers

The table below sets forth potential payments that could be received by our named executive officers upon a board approved retirement or upon a change in control of Core-Mark, assuming such event took place on December 31, 2007.

TABULAR PRESENTATION OF POTENTIAL POST-EMPLOYMENT PAYMENTS

	J. Michael Walsh			Stacy Loretz-Congdon			Basil P. Prokop			Christopher L. Walsh			Thomas B. Perkins
Benefits	Retire- ment[1]	Without Cause[2]	Change in Control[3]	Retire- ment[1]	Without Cause[2]	Change in Control[3]	Retire- ment[1]	Without Cause[2]	Change in Control[3]	Retire- ment[1]	Without Cause[2]	Change in Control[3]	Retire- ment[1]	Without Cause[2]	Change in Control[3]
	INCREMENTAL COMPENSATION (payment contingent on termination)
Cash Severance[4]		$470,452	$470,452		$268,683	$268,683		$631,765	$631,765		$240,402	$240,402		$240,000	$240,000
Equity
Restricted Stock	$1,625,739	$966,815	$1,625,739	$1,041,863	$256,903	$1,041,863	$818,327	$162,332	$818,327	$848,932	$197,301	$848,932	$824,816	$179,530	$824,816
Unexercisable Options			$25,157			$25,157			$25,157			$25,157			$25,157
Total	$1,625,739	$1,437,267	$2,121,348	$1,041,863	$525,586	$1,335,703	$818,327	$794,097	$1,475,249	$848,932	$437,703	$1,114,491	$824,816	$419,530	$1,089,973

	EARNED COMPENSATION (payment not contingent on termination)

Exercisable Options	$1,322,000	$1,322,000	$1,322,000	$146,901	$146,901	$146,901	$1,211,838	$1,211,838	$1,211,838	$1,046,588	$1,046,588	$1,046,588	$807,887	$807,887	$807,887

GRAND TOTAL	$2,947,739	$2,759,267	$3,443,348	$1,188,764	$672,487	$1,482,604	$2,030,165	$2,005,935	$2,687,087	$1,895,520	$1,484,291	$2,161,079	$1,632,703	$1,227,417	$1,897,860

[1]	Core-Mark Holding Company, Inc. does not have an official retirement age; rather, named executive officers may be approved for retirement by the Board of Directors. The table assumes that all named executive officers would have been so approved if termination occurred on December 31, 2007. Upon retirement, unvested options are forfeited and vested options remain exercisable for a period of 90 days, and restrictions lapse on all restricted stock units.
[2]	Upon termination without cause, terminated executives are eligible for severance cash in accordance with the Core-Mark Executive Severance Policy. Also, options become fully vested and exercisable as of the date of termination and remain exercisable for a period of 90 days thereafter. Options terminate and are forfeited at the end of the 90-day period. Upon termination, all unvested restricted stock units are forfeited.
[3]	Upon a change in control, executives are eligible for all of the benefits of a “without-cause” termination. In addition, all restrictions lapse on restricted stock units and all unvested options are accelerated.
[4]	Executive officers and vice presidents in the U.S. may receive benefits under the Core-Mark Executive Severance Policy. If terminated on December 31, 2007, the following individuals would receive 12 months’ salary, payable in a lump sum: J. Michael Walsh, Stacy Loretz Congdon, Christopher L. Walsh, and Thomas B. Perkins. Basil P. Prokop would receive payments in accordance with the applicable provincial law in Canada. The above calculation assumes that he receives two years’ base salary and two years’ continuation of all benefits shown in the All Other Compensation column of the Summary Compensation Table, plus one times his 2006 bonus ($0).

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the “Committee”) reviews Core-Mark’s financial reporting process on behalf of the Board of Directors and reports to the Board on audit, financial and related matters. Core-Mark’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. Deloitte & Touche LLP (the independent registered public accounting firm for fiscal year ended December 31, 2007) was responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue its reports thereon. The Committee oversees these processes.

In this context, the Committee has met and held discussions with Core-Mark’s management and the independent auditor. Management has represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Committee reviewed and discussed the consolidated financial statements with management and the independent auditor. The Committee also discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance.

In addition, the Committee discussed with the independent auditor such auditor’s independence from the Company and its management, and the independent auditor provided to the Committee the written disclosures and communications required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees).

The Committee discussed with the Company’s internal audit staff and independent auditor the overall scope and plans for their respective audits. The Committee met with the internal audit staff and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of Core-Mark’s internal controls, and the overall quality of Core-Mark’s financial reporting.

Based on the reviews and discussions with management and the independent auditor referred to above, the Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in Core-Mark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Stuart W. Booth, Chairman

Gary F. Colter

Randolph I. Thornton

PROPOSAL 2.    RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (D&T) has been selected by the Audit Committee of the Board of Directors to audit the accounts of Core-Mark and its subsidiaries for the fiscal year ending December 31, 2008. D&T served as our independent auditor for fiscal year 2007. At the Annual Meeting, the stockholders are being asked to ratify the appointment of D&T as Core-Mark’s independent auditor for fiscal year 2008. If ratification is withheld, the Audit Committee will reconsider its selection. A representative of D&T will attend our Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if the representative desires to do so.

The Board of Directors recommends that the stockholders vote FOR Proposal 2.

Auditor Fees

The aggregate professional fees billed by D&T for the audit of our annual financial statements for fiscal 2007 and 2006 and fees billed or to be billed for audit related services, tax services and all other services rendered for these periods are as follows:

	2007	2006
Audit Fees[1]	$4,290,072	$5,097,687
Audit Related Fees[2]	—	—
Tax Fees[3]	—	—
All Other Fees	—	—

Total	$4,290,072	$5,097,687

[1]	These are fees and expenses for professional services performed by D&T and include the audit of our annual financial statements, the audit of our internal control over financial reporting, the review of financial statements included in our Quarterly Reports on Form 10-Q and for services that are normally provided in connection with statutory or regulatory filings, consents and other SEC filings.
[2]	These are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.
[3]	These are fees for professional services related to tax compliance, tax advice and tax planning.

Pre-Approval of Audit and Non-Audit Services

Core-Mark’s Audit Committee is responsible for appointing Core-Mark’s independent auditor and approving the terms of the independent auditor’s services. The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor, as described below and must pre-approve any internal control related service, including any changes in the nature, scope or extent of such services.

Audit Services. Under the policy, the Audit Committee is to appoint Core-Mark’s independent auditor each fiscal year and pre-approve the engagement of the independent auditor for the audit services to be provided. In addition, the Audit Committee must pre-approve any additions or modifications to such audit services.

Non-Audit Services. In accordance with the policy, the Audit Committee must pre-approve non-audit services that may be performed by the independent auditor during the fiscal year. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to approve additional non-audit services to be performed by the independent auditor.

All services performed by D&T in fiscal 2007 were pre-approved by the Audit Committee pursuant to the foregoing pre-approval policy.

Changes In And Disagreements With Accountants On Accounting and Financial Disclosure

PricewaterhouseCoopers LLP. On March 20, 2006, PricewaterhouseCoopers LLP (“PWC”) notified us that it declined to stand for re-election as our independent registered public accounting firm upon completion of the audit and subsequent filing of our financial statements as of and for the year ended December 31, 2005 to be included in our 2005 Annual Report on Form 10-K.

PWC’s report on our financial statements as of December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle.

During the period from January 1, 2005 and through the audit for the year ended December 31, 2005, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PWC would have caused them to make reference thereto in their reports on our financial statements for such periods, other than disagreements that arose in connection with PWC’s review of our unaudited condensed consolidated financial statements as of and for the three and nine month periods ended September 30, 2005 related to (i) the accounting for loss on extinguishment of debt and (ii) the preparation of the cash flow statement with respect to changes in foreign currency exchange rates. The disagreement regarding the accounting for loss on extinguishment of debt consisted of a difference of opinion on the appropriate period within which a $2.3 million pre-tax charge associated with the termination of a credit facility was to be recorded. The disagreement regarding the preparation of the cash flow statement with respect to changes in foreign currency exchange rates centered on the method for computing the effect of changes in foreign exchange rates. Prior to the filing of our Form 10-Q for the third quarter of 2005, each of these disagreements was resolved to the satisfaction of PWC. The Audit Committee discussed the subject matter of these disagreements with PWC. We have authorized PWC to respond fully to the inquiries of D&T concerning the subject matter of these disagreements.

In connection with PWC’s audit of our consolidated financial statements as of and for the year ended December 31, 2005, PWC advised us of the existence of eleven deficiencies in our internal control over financial reporting, all of which the Audit Committee determined constituted material weaknesses in our internal control over financial reporting. A “material weakness” is a significant deficiency, or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Two of the material weaknesses were related to the control environment, commitment and lack of sufficient technical resources to manage, review, and ensure certain accounts and balances were adequately accounted for and disclosed properly. These two material weaknesses contributed to the remaining nine material weaknesses that specifically related to certain transactions.

PWC initially advised us of certain of these control deficiencies in connection with their review of our unaudited condensed consolidated financial statements as of and for the three and nine month periods ended September 30, 2005 and we grouped these for disclosure in our Form 10-Q for the third quarter of 2005.

To address these material weaknesses, the Audit Committee directed management, with the assistance of an outside consultant, to formulate an enhancement of our remediation plan described in our Form 10-Q for the third quarter of 2005 initially developed to address the deficiencies identified at the time of filing of the Form 10-Q. The results of our remediation plan are discussed below.

The Audit Committee discussed the subject matter of these material weaknesses with PWC. We have authorized PWC to respond fully to the inquiries of D&T concerning the subject matter of the material weaknesses. We have provided PWC with a copy of the disclosure contained in this section.

Deloitte & Touche LLP. On April 20, 2006, Deloitte & Touche LLP (“D&T”) was engaged as our independent registered public accounting firm for the fiscal year ending December 31, 2006. The Audit Committee of our Board of Directors approved D&T’s engagement on the same date. During our fiscal years 2004 and 2005 and for the period from January 1, 2006 through April 20 2006, neither the Company nor anyone on its behalf consulted with D&T regarding any of the matters referenced in Item 304(a)(2) of Regulation S-K, including the application of accounting principles to a specific transaction, the type of audit opinion that might be rendered, or any matter that was the subject of disagreement with PWC.

D&T’s report on our financial statements as of December 31, 2006 did not contain an adverse opinion or a disclaimer of opinion, was not qualified or modified as to uncertainty or audit scope and included an explanatory paragraph related to the adoption of two new accounting standards. D&T’s report on our financial statements as of December 31, 2007 did not contain an adverse opinion or a disclaimer of opinion, was not qualified or modified as to uncertainty or audit scope and included an explanatory paragraph related to the adoption of two new accounting standards in 2006 and one new accounting interpretation in 2007. During the period from April 20, 2006 and through the audit for the year ended December 31, 2007, there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of D&T would have caused them to make reference thereto in their reports on our financial statements for such periods.

As disclosed in Item 9A of our 2006 Annual Report on Form 10-K and in our quarterly reports on Form 10-Q filed during 2007, management had identified one material weakness in our internal control over financial reporting as of December 31, 2006. The material weakness was the result of the Company not maintaining effective controls over the financial reporting process due to an insufficient complement of personnel with an appropriate level of accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with its financial reporting requirement and the complexity of the Company’s operations and transactions. The Audit Committee discussed the subject matter of this material weakness with D&T.

During 2007 management completed the enhancement of its financial accounting structure, as well as testing of newly established policies, procedures and control activities designed to address such material weakness. As a result, management believes that such material weakness was remediated as of December 31, 2007.

In our 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 14, 2008, D&T issued a report on internal control over financial reporting (see 2007 Form 10-K, Part II, Item 9.A., Controls and Procedures, page 78), stating that the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Requirements for Stockholder Proposals to be Considered for Inclusion in Core-Mark’s Proxy Materials

Any proposal that a stockholder wishes to submit for inclusion in Core-Mark ‘s proxy materials for the 2009 Annual Meeting of Stockholders pursuant to and in accordance with SEC Rule 14a-8 must be received by Core-Mark not later than December 29, 2008.

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting

Core-Mark’s bylaws provide that any proposal that a stockholder wishes to propose for consideration at an annual meeting, but does not seek to include in Core-Mark’s Proxy Statement and related materials, must be received by the Company within a specified period prior to the annual meeting. Absent specific circumstances set forth in our bylaws, to be considered at the 2009 Annual Meeting such proposal must be delivered to Core-Mark no earlier than February 14, 2009 and no later than March 16, 2009. In addition, any stockholder proposal to Core-Mark must set forth the information required by Core-Mark’s bylaws with respect to each matter the shareholder proposes to bring before the annual meeting. The proxy solicited by the Board of Directors for the 2009 Annual Meeting will confer discretionary authority to vote on any proposal presented by a shareholder at the meeting that was not included in the proxy materials for such meeting.

Any stockholder proposals or notices submitted to Core-Mark in connection with the 2009 Annual Meeting should be addressed to: Director of Investor Relations, Core-Mark Holding Company, Inc., 395 Oyster Point Blvd., Suite 415, South San Francisco, California 94080.

DIRECTIONS TO THE

HYATT REGENCY SAN FRANCISCO AIRPORT HOTEL

Hyatt Regency San Francisco Airport Hotel

1333 Bayshore Highway

Burlingame, CA 94010

From San Francisco (15 miles) & San Francisco International Airport (2 miles):

Take 101 South. Exit Millbrae Ave. East. Turn right at stoplight onto Bayshore Hwy. Proceed through 4 stoplights. Hotel is on right.

From San Jose (32 miles):

Take 101 North. Exit Broadway toward Bayshore Blvd. Turn Left on Bayshore Highway. Hotel is on left.

CORE-MARK HOLDING COMPANY, INC.

ANNUAL MEETING OF STOCKHOLDERS

Tuesday, June 3, 2008 2:00pm PDT

Hyatt Regency San Francisco Airport Hotel 1333 Bayshore Highway Burlingame, CA 94010

Core-Mark Holding Company, Inc. 395 Oyster Point Blvd., Suite 415

South San Francisco, California 94080

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 3, 2008.

By signing the proxy, you revoke all prior proxies, acknowledge receipt of the notice of the shareholder’s annual meeting to be held June 3, 2008 and the proxy statement, and appoint J. Michael Walsh and Gregory P. Antholzner, and each of them with full power of substitution, to vote all shares of Common Stock of Core-Mark Holding Company, Inc. you are entitled to vote, either on your behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders of Core-Mark, to be held on Tuesday, June 3, 2008 at 2:00pm Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as if you were personally present thereat.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS YOU SPECIFY ON THE REVERSE SIDE. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE SEVEN NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS AND IN FAVOR OF PROPOSAL 2. IN THEIR DISCRETION, THE PROXIES APPOINTED HEREIN ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

To be signed and dated on reverse side.

See reverse side for voting instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Core-Mark Holding Company, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1 and 2 Listed Below.

1. Election of directors:

01 Robert A. Allen 02 Stuart W. Booth 03 Gary F. Colter 04 L. William Krause

05 Harvey L. Tepner 06 Randolph I. Thornton 07 J. Michael Walsh

Vote FOR all nominees (except as marked)

Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To ratify of the selection of Deloitte & Touche LLP as Core-Mark’s independent registered public accounting firm to serve for the fiscal year ending December 31, 2008.

For

Against

Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF THE SEVEN NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

Address Change? Mark Box

Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.